                                LICENSE AGREEMENT


Between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a not-for-profit corporation of the State of New York ("Columbia"), THE SALK INSTITUTE FOR BIOLOGICAL STUDIES, a not-for-profit institute of the State of California ("Salk"), and GENE-TRAK SYSTEMS ("GTS"), an Illinois Partnership.



                                   WITNESSETH


     WHEREAS, Columbia is the assignee of U.S. Patent Application Serial No. 614,350, entitled "Autocatalytic Replication of Recombinant RNA, "by Kramer, Miele, and Mills, including all related domestic continuations, continuations-in-part, divisions, reissues, and reexaminations, and all patents and related foreign counterpart application and patents issued thereon;

     WHEREAS, Salk and Columbia are coassignees of U.S. Patent Application Serial No. 852,692, entitled "Replicative RNA Reporter System", by Kramer, Chu, Lizardi, and Orgel, including all related foreign counterpart applications, all domestic and foreign continuations, continuations-in-part, divisions, reissues, and reexaminations, and all patents issued thereon; and

     WHEREAS, Columbia and/or Salk are the assignees of additional patent applications covering related subject matter; and

     WHEREAS, Columbia, and Salk are willing to grant a license to GTS and GTS is willing to accept a license under the following terms and conditions:


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     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, GTS, Columbia, and Salk mutually agree as follows:

     1.   DEFINITIONS.

          a. "Affiliate" shall mean any corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with GTS. Control means ownership or other beneficial interest in 40% or more of the voting stock or other voting interest corporation or other business entity.

          b. "Effective Date" shall mean the date on which the last of all parties shall have attached its authorized signature hereto.

          c. "Application 1" shall mean the Patent Application filed May 25, 1984, in the United States Patent and Trademark Office (USPTO) by Kramer, Miele and Mills, U.S. Serial No. 614,350, entitled "Autocatalytic Replication of Recombinant RNA" including continuations, continuations-in-part, divisions, reissues, and reexaminations and related foreign counterpart applications on any continuation-in-part applications.

          d. "Application 2" shall mean the Patent Application filed April 16, 1986, in the USPTO by Kramer, Chu, Lizardi and Orgel, U.S. Serial No. 852,692, entitled "Replicative RNA Reporter Systems," including continuations, continuations-in-part including without limitation USSN 191,450, filed May 9, 1988, divisions, reissues, reexaminations, and all foreign counterpart patent applications.


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          e.   "Application 3" shall mean the Patent Application filed September
               8, 1988 in the USPTO by Chu et al., U.S. Serial No. 241,969, entitled "Replicative RNA-based Amplification/Detection Systems", including continuations, continuations-in-part, divisions, reissues, reexaminations, and all foreign counterpart patent applications.

          f. "Application 4" shall mean the Patent Application filed September 8, 1988 in the USPTO by Chu et al., U.S. Serial No. 241,942, entitled "Replicative RNA-based Amplification/Detection Systems", including continuations, continuations-in-part, divisions, reissues, reexaminations, and all foreign counterpart patent applications.

          g. "Application 5" shall mean the Patent Application filed September 8, 1988 in the USPTO by Axelrod et al., U.S. Serial No. 241,624, entitled "Replicative RNA-based Amplification/Detection Systems", including continuations, continuations-in-part, divisions, reissues, reexaminations, and all foreign counterpart patent applications.

          h. "Patent 1" shall mean any patent issuing on Application 1 and all continuations, continuations-in-part, divisions, reissues, and reexaminations and foreign counterpart applications on continuations-in-part.

          i. "Patent 2" shall mean any patent issuing on Application 2 and on all continuations, continuations-in-part, divisions, reissues, reexaminations, and foreign counterpart applications of Application 2.


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          j.   "Patent 3" shall mean any patent issuing on Application 3 and all continuations, continuations-in-part, divisions, reissues, and reexaminations and foreign counterpart applications on continuations-in-part.

          k. "Patent 4" shall mean any patent issuing on Application 4 and all continuations, continuations-in-part, divisions, reissues, and reexaminations and foreign counterpart applications on continuations-in-part.

          l. "Patent 5" shall mean any patent issuing on Application 5 and all continuations, continuations-in-part, divisions, reissues, and reexaminations and foreign counterpart applications on continuations-in-part.

          m. "Licensed Patents" shall mean Patent 1, Patent 2, Patent 3, Patent 4, Patent 5, Application 1, Application 2, Application 3, Application 4, Application 5, and any other patent applications filed covering inventions which are conceived of by employees of Salk and/or by Dr. F. Kramer up to July 1, 1991, including continuations, continuations-in-part, divisions, reissues, reexaminations, and foreign counterpart applications thereof, and any patents issuing thereon, which relate to RNA-based amplification/detection systems which employ exponential amplification of replicative RNA by QB Replicase or a related enzyme, and which is owned or controlled by Columbia and/or Salk.

          n. "Licensed Products" shall mean all assays, kits, compositions, reagents used in assays, and Diagnostic


                                     Page 4

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               Instruments for performing assays where GTS realizes a profit on cumulative Net Sales of such Diagnostic Instruments, which relate to RNA-based amplification/detection systems which employ exponential amplification of replicative RNA by QB Replicase or a related enzyme, whether or not used in or on Diagnostic Instruments, and which are covered by a claim of a Licensed Patent that has neither expired nor been declared invalid by a court of last resort ("Issued Valid Claim"), or which use Licensed Research Information. "Licensed Products" shall exclude reusable physical structures such as, by way of example, containment, filters, detection means, temperature control elements, transport mechanisms, sonication means, mixing elements, film software, computing hardware, manuals, recording devices, paper and packing.

          o. "Licensed Research Information" shall mean information developed, owned or controlled by Columbia and/or Salk up to July 1, 1991, which relates to RNA-based amplification/detection systems which employ exponential amplification of replicative RNA by QB Replicase or a related enzyme, but is not covered by a claim of a Licensed Patent and is not published or part of the public domain.

          p. "Diagnostic Instrument" shall mean a manual, semi-automated or automated instrument in which or with which Licensed Products may be utilized and which is manufactured by or for GTS or a GTS sublicensee.

          q. "Net Sales" shall mean all fees or other payments charged by GTS or an Affiliate for the use, sale, rental or lease of Licensed Products, less credits for returns and customary trade discounts actually taken, outbound


                                     Page 5

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               freight, value added, sales or use taxes and custom duties. In the case of sale, rental, lease or use of Licensed Products by an Affiliate, Net Sales shall be based upon the greater of: i) the total fee and payment per Licensed Product charged to an Affiliate, or ii) the total fee or payment per Licensed Product charged by the Affiliate to its customers.

          r. "First Commercial Sale" shall mean the first date upon which GTS or a GTS Affiliate or sublicensee shall sell a Licensed Product to an independent third party in an arms-length transaction.

          s. "Payment Year" shall mean a one-year period beginning with the Effective Date hereof and a one-year period beginning upon each annual anniversary thereafter; Payment Year One shall be the first such year, Payment Year Two shall the second such year, such series continuing thereafter and in like manner.

          t. "Sublicensees" shall mean third parties to whom GTS has granted sublicensees pursuant to this Agreement


     2.   LICENSE GRANT.

          a. Columbia and Salk grant to GTS, upon and subject to all terms and conditions of this Agreement:

               (i) a worldwide exclusive license under the Licensed Patents to manufacture, have manufactured, use, sell, rent and lease Licensed Products for the term provided under
                      Section 17 hereof;


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               (ii)   a worldwide exclusive license to use any Licensed Research
                      Information to manufacture, have manufactured, use, sell, rent and lease Licensed Products for the term provided under Section 17 hereof or until such time as such information is published or otherwise publicly distributed after which GTS shall have a fully paid up royalty free license to such published information;

               (iii) in the event GTS makes the election set forth in section 2(c), a worldwide non-exclusive license to use the Licensed Patents to manufacture, have Manufactured, use, sell, rent and lease Licensed Products for the term set forth in Section 17 hereof, and a worldwide non-exclusive license to use Licensed Research Information to manufacture, have manufactured, use, sell, rent or lease Licensed Products for the term set forth in Section 17 hereof or until such information is published or otherwise publicly distributed after which GTS shall have a fully paid up royalty free license to such published information; and

               (iv) For so long as GTS possesses an exclusive license under this Agreement, a first right of refusal to a license under Licensed Patents and/or Licensed Research Information for application of technology covered thereby which applications do not constitute Licensed Products within the terms of this Agreement. Such license, which may be exclusive or non-exclusive, shall not be offered to any other party upon financial terms more


                                     Page 7

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                      favorable than those offered GTS without first providing
                      GTS a 60 day opportunity to accept such license with such more favorable terms.

          b. Columbia and Salk grant to GTS the right to provide standard Uniform Commercial Code rights to customers during the term of any licenses granted hereunder, and the right to sublicense third parties so long as GTS retains an exclusive license under this Agreement, provided that the terms and conditions of this Agreement are met where applicable and that GTS obtains the approval of Columbia and Salk of any proposed sublicense prior to execution, which approval shall not be unreasonably withheld by Columbia and Salk, and which shall be granted or denied within thirty days of receipt of notice by Columbia and Salk of a proposed sublicense and which shall be deemed granted if Columbia and Salk do not respond to such notice. In the event GTS makes the election set forth in Section 2(c), any sublicense granted by GTS hereunder, excluding those to customers, shall be transferred to Columbia and Salk, at the sole discretion of Columbia and Salk.

          c. GTS, at its sole exclusive option and upon thirty days written notice to Columbia and Salk, may elect to transform the exclusive license set forth in Section 2(a)(i) and (ii) to the non-exclusive license set forth in Section 2(a)(iii) at any time after the payments specified in Section 3(a) are made to Columbia and Salk. In the event GTS elects to maintain a non-exclusive license, GTS shall have no further obligation to make payments under Sections 3(b), 3(c) and Section 4(b). However, all payments made prior to such election shall be non-refundable.

          d. All rights granted by Columbia and Salk to GTS under this Section 2 and under this Agreement are subject to the requirements of Public Law 96-517, as amended, and implementing regulations.

     3.   LICENSE PAYMENTS.

          a. In consideration of the licenses and rights granted under this Agreement, GTS shall pay or cause to be paid $500,000 to Columbia/Salk in the following manner:

               (i)    $100,000 upon the Effective Date of this Agreement;

               (ii) $150,000 one hundred eighty days after the Effective Date of this Agreement;

               (iii) $250,000 one year after the Effective Date of this Agreement.

          b. In order to maintain an exclusive license hereunder, GTS shall further pay or cause to be paid $500,000 to Columbia/Salk in the following manner:

               (i) $250,000 eighteen months after the Effective Date of this Agreement;

               (ii) $250,000 twenty-four months after the Effective Date of this Agreement.

          c. In order to maintain an exclusive license hereunder, GTS shall make or cause to be made, in addition to the payments under Sections 3(a) and 3(b), the milestone payments described below, but not earlier than fourteen months after the Effective Date of this Agreement:



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               (i)    $300,000 to Columbia/Salk upon the earlier of: (A) 30 days after the First Commercial Sale of a Diagnostic
                      Instrument; or (B) December 31, 1991;

               (ii) $200,000 to Columbia within 30 days of receipt of written notice to GTS of the issuance of a patent on Patent Application U.S. Serial No. 614,350, filed May 25, 1984 in the USPTO by Kramer, Miele and Mills, entitled "Autocatalytic Replication of Recombinant RNA."

               (iii) $500,000 to Columbia/Salk within 30 days of receipt of written notice to GTS of the issuance of a patent Application U.S. Serial No. 852,692, filed April 16, 1986 in the USPTO by Kramer, Chu, Lizardi and Orgel, entitled "Replicative RNA Reporter Systems".

               (iv) $500,000 to Columbia/Salk within 30 days of receipt of written notice to GTS of the issuance of the foreign counterpart of the patent described in subsection (iii) above from the European Patent Office.

          d. All license payments pursuant to Section 3(c) above shall be fully creditable against future royalties payable under Section 4, and shall be rolled over quarter to quarter until fully consumed.

          e. If GTS does not make any payments in accordance with Sections 3(b) and 3(c) above, its exclusive license shall be converted to a non-exclusive license, upon 30 days' written notice by Columbia and Salk, provided such


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               payment deficiency is not cured during such period, and
               thereafter Columbia and Salk shall be free to grant other parties a non-exclusive license to the Licensed Patents and Licensed Research Information.

          f. License payments pursuant to this Section 3 shall be paid to Columbia's Office of Science and Technology Development, which shall receive such payments on behalf of both Columbia and Salk.

     4.   ROYALTIES.

          a. In further consideration of the licenses and rights hereunder, GTS shall pay to Columbia/Salk a royalty as follows:

               (i) Until July 1, 1991, a royalty of 4 1/2% shall be paid on all Net Sales by GTS or an Affiliate of Licensed Product regardless of whether such Licensed Product is covered by an Issued Valid Claim of Patent 1 and/or Patent 2.

               (ii) After July 1, 1991, a royalty of 4 1/2% shall be paid on all Net Sales by GTS or an Affiliate of Licensed Product provided such is covered by an Issued Valid Claim of a patent within Licensed Patents in the country of sale or manufacture.

               (iii) After July 1, 1991, if no Issued Valid Claim of a patent within Licensed Patents cover a Licensed Product in the country of sale or manufacture, no royalty shall be paid on Net Sales of such Licensed Product until such a claim does issue regardless whether such Licensed Product


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                      incorporates Licensed Research Information, except as
                      provided in subsections (iv) and (v) below.

               (iv) Notwithstanding subsections (i) through (iii) above, if GTS manufactures, has manufactured, uses, sells, rents or leases a Licensed Product which is not covered by an Issued Valid Claim of Patent l or Patent 2, but which uses new technology comprising a new Licensed Patent defined by the filing of Patent 3, Patent 4 or Patent 5 or another patent application, covering technology not previously disclosed in Patent Applications 1 or 2, then a royalty of 4 1/2% on all Net Sales by GTS or an Affiliate of such Licensed Product shall be paid for five years following the initial filing of Patent 3, Patent 4, Patent 5 or such another patent application covering such new technology.

               (v) For five years following the First Commercial Sale on a country-by-country basis, a royalty of 1% shall be paid on all Net Sales of Licensed Product which, although not covered by an Issued Valid Claim of a Licensed Patent, uses Licensed Research Information.


               (vi) Only a single royalty obligation under paragraphs 4a(i) through 4a(v) shall be payable on Net Sales of any individual Licensed Product.


               (vii) If GTS exercises its option pursuant to Section 2(c) of this Agreement to convert its exclusive license to a non-exclusive license, GTS shall continue to pay the royalty rates specified in


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                      this Section 4(a), but not the minimum  royalties
                      specified in Section 4(b) below, until such time as Columbia and/or Salk grant a non-exclusive license for commercial purposes to a third party, at which time the royalty rates paid by GTS for a non-exclusive license shall be the lower of:

                      (a)  one-half the rates specified in this section 4(a), or

                      (b) the royalty rates specified in such commercial third-party license.

          b. In order to maintain an exclusive license hereunder and in lieu of any best efforts obligation, GTS shall pay Columbia/Salk minimum annual royalties within 60 days of the end of a Payment Year as specified in Schedule A below. If royalties paid by GTS under this Agreement plus supplemental payments made by GTS, in any Payment Year do not equal or exceed the Minimum Annual Royalty for such Payment Year as set forth in Schedule A, then upon 30 days written notice by Columbia and Salk, such circumstance shall be deemed an election by GTS under Section 2(c) to maintain a non-exclusive license unless such deficiency shall be cured during such period.

                                   SCHEDULE A

     The schedule of minimum annual royalties payable at the end of a Payment Year is as follows:


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               Payment Year Royalty               Minimum Annual
               --------------------               --------------

                       4                            100,000
                       5                            200,000
                       6                            300,000
                       7                            400,000
                       8                            500,000
                       9                            600,000
                      10 and each year              700,000
                         thereafter in
                         which royalties
                         are paid under
                         Section 4(a)



          c. In the event GTS exercises its option pursuant to Section 2c of this Agreement to convert its exclusive license to a non-exclusive license, the royalties payable under this Agreement shall be solely as set forth in Section 4a and GTS shall have no obligation to pay any minimum annual royalties.

          d. In consideration of the right to sublicense third parties granted under Section 2b, GTS shall pay to Columbia/Salk a total of 40% of all royalties, license fees, and other payments or consideration (including stock), received by GTS pursuant to its sublicense, which payments shall constitute royalties paid under this Agreement for purposes of GTS satisfying the requirements to pay minimum annual royalties pursuant to Section 4b above.


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          e.   Royalties payable to Columbia/Salk under sections 4a-d shall be reduced in any country, on a country-by-country-basis, where a compulsory license is granted. The new royalty rate shall be the royalty rate mandated by the compulsory license or the royalty rate for a non exclusive license under Section 4a(vii), whichever is lower.

     5.   REPORTS AND PAYMENTS.

          a. Beginning with the earlier of (i) the First Commercial Sale of a Licensed Product or (ii) the First Commercial Sale of a Diagnostic Instrument, or (iii) Payment Year Four, GTS shall deliver or cause to be delivered to Columbia and Salk, within 60 days after the end of each calendar quarter, a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

               (i) Net Sales of Licensed Products made by GTS and any Affiliate during such quarter;

               (ii) In the case of transfers or sales of Licensed Products by GTS to an Affiliate for sale by the Affiliate, Net Sales made by GTS to the Affiliate and by the Affiliate to its customers during such quarters;

               (iii)  Amounts accruing to GTS from its Sublicensees under section 4d during such quarter;

               (iv)   Net Sales made by Sublicensees during such quarter; and


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               (v)    A calculation under Section 4 of the amounts due to
                      Columbia, making reference to each subsection.

               All such royalty reports shall be treated as Confidential Information subject to Section 14c and except to the extent disclosure is required i) for audit purposes, ii) by contract, or iii) by law.

          b. Simultaneously with the submission of each Payment Report to Columbia, GTS shall make payments to Columbia's Office of Science and Technology Development of the amounts due for the calendar quarter covered by the Payment Report, and Columbia shall receive such payment on behalf of both Columbia and Salk.

          c. GTS shall maintain usual books of account and records showing its actions under this Agreement. Upon reasonable notice, but not more frequently than once in each calendar year, such books and records shall be open to inspection, and copying solely with respect to the information required under Section 5a, at its principal office, during usual business hours, by an independent certified public accountant to whom GTS has no reasonable objection, for two years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amount paid by GTS under this Agreement. Said accountant shall not disclose to Columbia, Salk or any other party any information except that which should properly be contained in the royalty report required under this Agreement.

          d. Royalties on Net Sales of Licensed Products shall accrue and be computed in the currency of the country in which such sales have been made by GTS or its Affiliates and shall be paid to a location or person designated by Salk


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               and Columbia in the United States in United States Dollars, at
               the rate of exchange quoted by the Wall Street Journal for the last business day of the calendar quarter in which such royalties were earned. If by law, regulations, or fiscal policy of a particular country, conversion into or transfer to the United States in United States Dollars is restricted or forbidden, notice therefore in writing will be given to Salk and Columbia, and no such royalties shall be paid until such conversion or transfer can be made legally, at which time royalties shall be paid in United States dollars at the rate of exchange as quoted by the Wall Street Journal for the last business day of the quarter during which the restriction on conversion was lifted. However, Columbia and Salk shall have the right to have royalties paid by GTS or its Affiliate in the blocked currency by depositing the same in Columbia and Salk's name in a foreign bank in any such country as designated by Columbia and Salk, at which time the royalties shall be deemed paid. However, in the event GTS chooses to use the earned royalty in the country from which conversion or transfer cannot be made, GTS shall cause such royalties to be paid to Columbia and Salk in U.S. dollars based upon the last rate of exchange quoted (in the Wall Street Journal or if not there in any other similar publication) or, if none is available, at such other rate mutually agreed upon by the parties.

     6.   USE FOR RESEARCH PURPOSES OF LICENSES GRANTED.

          Columbia and Salk reserve the right to use the Licensed Patents and Licensed Research Information for research purposes and to permit other entities or individuals to use same for research purposes provided such is without the

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          payment of royalties, license fees, stock or other compensation.
          Columbia and Salk shall obtain from all such entities or individuals an agreement in writing not to use the Licensed Patents or Licensed Research Information for commercial purposes and shall inform GTS of the identity of such entities or individuals.

     7.   PROSECUTION.

          a. Columbia and Salk shall with due diligence file, prosecute and maintain patent applications and the Licensed Patents, when in any party's judgment such action may be reasonable, proper and justified. Columbia and Salk shall copy GTS on all patent office related correspondence and provide GTS a reasonable opportunity to comment thereon. Columbia and Salk shall reasonably confer with GTS, at such times as is appropriate, upon the selection of foreign countries for purposes of filing patent applications.

          b. GTS will pay Columbia and Salk 50% of the expenses incurred after the Effective Date in filing and prosecuting the Licensed Patents including reasonable outside attorney's fees, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges (Patent Expenses), until such time as Columbia and/or Salk grant a non-exclusive license to a third party, whereupon GTS shall pay Columbia and Salk its pro rata share of the Patent Expenses incurred thereafter which pro-rata share shall be computed by dividing the Patent Expenses by the number of third-party licenses granted.

     8.   INFRINGEMENT.

          a. Columbia and/or Salk shall have the first right to protect their Licensed Patents from infringement and prosecute infringers at their own expense when in their sole judgment such action may be reasonably necessary, proper and justified.

          b. If GTS shall have supplied Columbia and Salk with written evidence demonstrating to Columbia's and Salk's reasonable satisfaction prima facie infringement of a claim of a Licensed Patent or misappropriation of Licensed Research Information by a third party, GTS may by notice request Columbia and Salk to take steps to protect the Licensed Patent or Licensed Research Information. Unless Columbia and/or Salk shall within three months of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate and diligently pursue legal proceedings against the infringer, GTS may upon notice to Columbia and Salk initiate legal proceedings against the infringer at GTS's expense and in Columbia and Salk's name if appropriate. In such event GTS may deduct from payments due hereunder to Columbia and Salk reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any such payments be reduced by more than 50 percent of the amount otherwise due to Columbia and Salk hereunder. Any recovery by GTS in such proceedings shall (i) first be used to reimburse GTS for reasonable costs and legal fees incurred to conduct such proceedings, (ii) next be used to pay any amounts withheld from Columbia and Salk by GTS under this Section 8 during the pendency of the proceedings, (iii) thereafter 40% of the remainder to Columbia and Salk, until $500,000 shall have been paid to Columbia and Salk, and (iv) finally, any remainder shall be kept by GTS.

          c. In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use all reasonable efforts to fully cooperate with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall bear the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph.

          d. In the event that the Licensed Patents cannot be practiced without infringing an issued patent in the country where practiced, GTS shall have the right, at GTS' sole election, either:



               (i) to stop use of Licensed Patents under this Agreement in such country and to stop all royalty payment for such country upon giving Columbia and Salk one month's notice; or

               (ii) to practice Licensed Patents directly or through its sublicensees and to negotiate a license, the terms of which shall be subject to Columbia/Salk's reasonable approval (not to be unreasonably withheld or delayed), and/or stand suit for patent infringement, in which case GTS shall be permitted to deduct from 50% of the royalties payable hereunder in such country, the costs of such license or suit, and/or the royalty to which GTS and/or any sublicense shall become obligated to pay to said third party through negotiated agreement, settlement or final order of a court of competent jurisdiction for the right to continue to use Licensed Patents in that country free from charges of infringement thereafter.

          e. If the cumulative royalties that GTS must pay to Columbia, Salk and third parties to manufacture, use and sell Licensed Products make such manufacturing use or sale commercially unattractive to GTS, then, upon request by GTS, Columbia, Salk and GTS shall meet and in good faith discuss whether royalties and payments due hereunder can be reduced.

     9.   WARRANTY.

          9.1 Nothing in this Agreement shall be construed as a warranty or representation by any party as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by any party that anything made, used, sold or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patents of other parties.

          9.2  Columbia and Salk hereby represent and warrant that:

               (i) Columbia and/or Salk are the Assignees of Licensed Patents and to the best of their knowledge that it (they) has
                      (have) good and complete valid title in and to Patent 1, Patent 2, Patent 3, Patent 4, and Patent 5 and that it
                      (they) has (have) to the best of their knowledge the complete and sole right to license same and Licensed Research Information to GTS pursuant to the terms of this Agreement;

               (ii) Columbia and Salk are unaware of any patents owned by others and any trade secret or proprietary rights of others which would be infringed or violated by the use of Licensed

                      Patents or Licensed Research Information by GTS, its Affiliates and/or sublicensees anywhere in the world;

               (iii) to the best of their knowledge, there are no adverse actions, suits or claims pending against Columbia or Salk or any of their Affiliates in any court or by or before any governmental body or agency with respect to Licensed Patents or Licensed Research Information and no such actions, suits or claims have been threatened;

               (iv) for so long as the licenses granted to GTS pursuant to this Agreement remain exclusive in favor of GTS, Columbia and Salk, and any of their agents or anyone acting on their behalf will not grant any licenses to Licensed Patents and/or Licensed Research Information to third parties other than as specified in Section 2(a)(iv) and
                      Section 6. If prior to July 1, 1991 Columbia and/or Salk invents an alternative nucleic acid amplification technology other than the Licensed Patents or Licensed Research Information, Columbia and/or Salk, as the case may be, shall not license such alternative technology to any third party without first discussing the technology with GTS, unless Columbia and/or Salk is contractually prevented from making such disclosure.

     10.  PROHIBITION AGAINST USE OF NAME.

          a) Neither party shall use the name, insignia, or symbols of any other party, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee or student of any other party for any purpose whatsoever without the prior written consent of such other party whose name is sought to he used.

          b) No party shall unreasonably withhold or delay its consent requested pursuant to 10a to an announcement of the existence of this Agreement or to such other announcement which in the opinion of legal counsel to the party making such announcement is required by law or practice to be made. The party making any announcement shall give the party whose name is to be used, an opportunity to review the form of the announcement before it is made and comments from such reviewing party shall be reasonably incorporated. It is presently anticipated that GTS will issue, subject to review pursuant to this Section, a press release regarding generally the licensure of Q-Beta replicase technology to GTS. Routine oral references to this Agreement and the arrangements hereunder without undue frequency and without emphasis shall be allowed in the usual course of business provided that notice of such use is given to the other party.

     11.  COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS.

          a. Notwithstanding any provisions in this agreement, Columbia and Salk disclaim any obligations or liabilities arising under the license provisions of this Agreement if GTS is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking effective steps to bring any Licensed Product to a point of practical application.

          b. GTS shall comply upon reasonable notice from Columbia and/or Salk with all governmental requests authorized by statute, regulation, or judicial decree and directed to either Columbia, Salk, or GTS and provide the necessary information and assistance to comply with such governmental requests regarding this Agreement.

          c. GTS shall insure that research, development, and marketing under this Agreement will comply with all government regulations in force and effect including, but not limited to, Federal, State, and Municipal legislation.

     12.  INDEMNITY AND INSURANCE.

          a. GTS will indemnify and hold Columbia and Salk harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs and expenses (including reasonable attorney's fees) based on or arising out of this Agreement, including, without limitation, the manufacture, packaging, use, sale, rental or lease of Licensed Products or Licensed Research Information by GTS, its Affiliates, its Sublicensees or its (or their) customers and any representation made or warranty given by GTS, its Affiliates or Sublicensees with respect to Licensed Products. This indemnity does not apply to liabilities, costs and expenses arising out of any action, suits, claims, demands or prosecutions between the parties to this Agreement.

          b. GTS shall maintain, during the term of this Agreement, comprehensive general liability insurance, and beginning with the First Commercial Sale further maintain products liability insurance in the same or separate policy, with reputable and financially secure insurance carriers, to cover the activities of GTS and its Affiliates, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate. Any sublicensee(s) shall be required to carry insurance of like character and amount. Such insurance shall include Columbia, Salk, and the trustees, directors, officers, employees, and agents of each, as additional insureds. GTS shall furnish a certificate of insurance evidencing such coverage, within 30 days written notice to Columbia and Salk of cancellation or material change.

               The GTS insurance shall be primary coverage; any insurance Columbia and Salk may purchase shall be excess and non-contributory. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. GTS shall at all times comply with all statutory workers' compensation and employers' liability requirements covering its employees with respect to activities performed under this Agreement.

     13.  MARKETING.

          Prior to the issuance of patents GTS will, where feasible, mark Licensed Products made, sold, or otherwise disposed of by it under the license granted under Licensed Patents in the Agreement with the words "Patent Pending" and following the issuance of one or more Licensed Patents, with the numbers of such patent.

     14.  CONFIDENTIALITY.

          a. GTS will treat as confidential all information, and materials furnished hereunder which Columbia or Salk has designated as "Confidential". For the term of this Agreement and for three years following termination, GTS will not disclose or make available such confidential information to any third party without the prior written permission of the other parties.

          b. Columbia and Salk may, but are not obligated to, receive confidential information from GTS. Columbia and Salk will not disclose or make available confidential information received from GTS to third parties without

               GTS's written permission. Columbia's and Salk's obligations under this paragraph apply only to information which GTS has designated in writing as "Confidential" and which GTS submits so marked to Columbia's Office of Science and Technology Development and to Salk.

          c. The obligations of confidentiality under this Section 14 do not apply to any information which:

               (i) was known to the party receiving the information prior to receipt thereof from the other party;

               (ii) was or becomes a matter of public information or publicity available through no act or failure to act on the part of the party receiving the information;

               (iii) is acquired by the party receiving the information from a third party entitled to disclose the information to it;

               (iv)   the receiving party develops independently;

               (v) GTS must disclose in order to commercially exploit and/or sublicense the licenses granted herein to GTS; or

               (vi) GTS is reasonably required to disclose pursuant to governmental regulation, statute or agency request.

     15.  FREEDOM OF PUBLICATION.

          GTS acknowledges that Columbia and Salk are each dedicated to a free scholarly exchange and to public dissemination of the results of their scholarly activity. Regarding Licensed Patents and Licensed Research Information, Salk agrees, that up to July 1, 1991, it shall provide to GTS a copy of any invention memorandum, manuscript accepted for publication or anything regarding oral disclosures, received by the Patent Administration at the Salk Institute of Biological Studies, whenever possible at least 60 days in advance of such public dissemination or publication in order to allow GTS the opportunity to review same in order to ensure the filing of appropriate patent application(s) prior to publication or dissemination. Except as set forth in Section 14 and this section nothing in this agreement shall restrict the right of Columbia or Salk, or the faculty, employees and students of each, to publish, disseminate or otherwise disclose information relating to their research activities, however, when they do so, such no longer qualifies as Licensed Research Information.

     16.  BREACH AND CURE.

          a. In addition to applicable legal standards, GTS shall be considered to be in material breach of this Agreement for (i) failure to comply with governmental requests pursuant to Section 11b.

          b. Any party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than thirty days after notice of any breach given by the party alleging the breach.

     17.  TERM OF AGREEMENT.

          a. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 17.

          b. Unless terminated earlier under any provision of this Agreement, the term of the exclusive license granted under the Licensed Patents and Licensed Research Information shall extend until the expiration of the last to expire of the Licensed Patents after which GTS shall have a fully paid up, royalty free license thereto.

          c. The license granted under this Agreement may be terminated (i) by either GTS or Columbia and Salk upon 30 days written notice to the other party of its material breach of the Agreement and such party fails to cure such material breach; or (ii) by Columbia and Salk should GTS commit any act of bankruptcy or insolvency act.; or (iii) after one year after the Effective Date hereof, by GTS upon ninety days written notice to Columbia and Salk.

          d.   Upon any termination of this Agreement pursuant to Section 17c
               (i), all sublicenses granted by GTS shall be assigned to Columbia and Salk.

     18.  NOTICES.

          Any notice required under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage prepaid.

If to Columbia, to:    Office of Science and
                       Technology Development
                       Columbia University
                       411 Low Library
                       New York, New York 10027


copy to:               General Counsel
                       Columbia University
                       110 Low Library
                       New York, New York 10027

If to Salk, to:               The Salk Institute For
                              Biological Studies
                              10010 North Torrey Pines Rd.
                              La Jolla, California 92037

                              Attention:  Ms. Natalie Jensen
                                          Patent Administrator


copy to:                      Dr. Julius Tabin
                              Fitch, Even, Tabin & Flannery
                              125 South La Salle Street
                              Chicago, Illinois 60603


If to GTS, to:                GENE-TRAK Systems
                              31 New York Avenue
                              Framingham, Massachusetts 01701

                              Attention:  Patrick J. Connoy
                                          President

Copies to:                    Amoco Technology Co.
                              Warrenville Road
                              P.O. Box 400
                              Naperville, Illinois 60566

                              Attention:  John Triebe

and:                          Integrated Genetics
                              One Mountain Road
                              Framingham, Massachusetts 01701

                              Attention:  Mark A. Hofer, Esq.

                                          Chief Patent Counsel

          or to such other address as a party may specify by notice hereunder

     19.  ASSIGNMENT.

          This Agreement may not be assigned without the written consent of the other parties, provided, however, that GTS may assign, upon prior written notice to Columbia and Salk, its rights and obligations to an Affiliate or to an assignee or purchaser acquiring all or substantially all of GTS's business assets to which this Agreement pertains.

     20.  AMENDMENTS.

          This Agreement may be amended only by an instrument in writing duly executed on behalf of each of the parties.

     21.  GOVERNING LAW.

          This Agreement shall be governed by New York law applicable to agreements made to be performed in New York.

     22.  WAIVER.

          The waiver by any of the parties of this Agreement or any provision hereof by another party shall not be construed to be a waiver of any succeeding breach of any such provision or a waiver of the provision itself.

     23.  FORCE MAJEURE.

          Neither party shall be liable for failure to perform as required by any provision of this Agreement where such failure results from a force majeure beyond such party's control. In the event of any delay attributable to a force majeure, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of the delay

     24.  REPRESENTATIONS.

          a. All parties are acting as independent contractors and nothing contained herein shall be construed as making Columbia, Salk or GTS the agent, representative or employee of the other.

          b.   Each party hereto acknowledges and agrees:

               (i) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and

               (ii) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including negotiations which preceded the execution of this Agreement.

     IN WITNESS THEREOF, Columbia, Salk and GTS have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

                THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

                                             By:    /s/ Jack M. Granowitz
                                                --------------------------------

                                             Title: Director, Office of Science
                                                    ----------------------------
                                                    and Technology Development
                                                    ----------------------------

                                             Date:  October 7, 1988
                                                    ----------------------------
                                             THE SALK INSTITUTE FOR BIOLOGICAL
                                             STUDIES

                                             By:   /s/ Dilbert E. Glanz
                                                --------------------------------

                                             Title: Vice President Operations
                                                    ----------------------------

                                             Date:  October 7, 1988
                                                    ----------------------------


                                             GENE-TRAK SYSTEMS

                                             By:   /s/ Patrick Connoy
                                                --------------------------------

                                             Title:  President
                                                    ----------------------------

                                             Date:    October 8, 1988
                                                    ----------------------------